Exhibit 22.1
List of Parent and Subsidiary Guarantors

The below chart lists the parent and subsidiary guarantors of Rayonier, L.P.’s 2.75% Senior Notes due 2031 as of February 13, 2026, including those that may no longer be subject to reporting as provided by Regulation S-X Rule 13-01:

Entity	Jurisdiction of Formation	Registered Security	Guarantor Status
Rayonier Inc.	North Carolina	Senior Notes	Joint and Several, Fully and Unconditionally
Rayonier TRS Holdings Inc.	Delaware	Senior Notes	Joint and Several, Fully and Unconditionally
Rayonier Operating Company, LLC	Delaware	Senior Notes	Joint and Several, Fully and Unconditionally
PotlatchDeltic REIT Southeastern, LLC	Delaware	Senior Notes	Joint and Several, Fully and Unconditionally
PotlatchDeltic Forest Holdings, LLC	Delaware	Senior Notes	Joint and Several, Fully and Unconditionally
PotlatchDeltic Timber, LLC	Delaware	Senior Notes	Joint and Several, Fully and Unconditionally
PotlatchDeltic Manufacturing, LLC	Arkansas	Senior Notes	Joint and Several, Fully and Unconditionally
PotlatchDeltic Land & Lumber, LLC	Delaware	Senior Notes	Joint and Several, Fully and Unconditionally